EXHIBIT 5

June 23, 2010

BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, California 94105

Re:	iShares® COMEX® Gold Trust

Ladies and Gentlemen:

We have served as counsel to BlackRock Asset Management International Inc., a Delaware corporation formerly known as Barclays Global Investors International Inc., in its capacity as the sponsor (in such capacity, the “Sponsor”) of the iShares® COMEX® Gold Trust (the “Trust”) in connection with the preparation and filing on the date hereof with the Securities and Exchange Commission of an automatic shelf Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the continuous offering of shares representing fractional undivided beneficial interests in the net assets of the Trust (the “Shares”).

In connection with the preparation of this opinion, we have examined executed originals or copies of the following documents:

1.	The First Amended and Restated Depositary Trust Agreement (the “Original Depositary Trust Agreement”), dated as of February 6, 2007, among Barclays Global Investors, N.A., as the initial sponsor, the Sponsor and The Bank of New York Mellon, a New York banking corporation formerly known as The Bank of New York, as trustee (in such capacity, the “Trustee”).

2.	The First Amendment to the Original Depositary Trust Agreement, dated as of November 30, 2009, between the Sponsor and the Trustee (the “First Amendment”).

3.	The Second Amendment to the Original Depositary Trust Agreement, dated as of February 9, 2010, between the Sponsor and the Trustee (together with the Original Depositary Trust Agreement and the First Amendment, the “Depositary Trust Agreement”).

4.	The Custodian Agreement, dated as of January 19, 2005, between the Trustee and The Bank of Nova Scotia, a bank organized under the laws of Canada, as custodian (in such capacity, the “Custodian”), as amended by the First Amendment, dated February 8, 2010.

5.	The Registration Statement.

6.	Such other pertinent records or documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

In rendering the opinions contained herein, we have relied with respect to certain factual matters solely upon the representations, certifications and other information contained in the documents listed in the second paragraph of this letter. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

We express no opinion as to matters of law in any jurisdiction other than the State of New York.

Except as otherwise expressly set forth in this letter, our opinions are based solely upon the law and the facts as they exist on the date hereof and we undertake no, and disclaim any, obligation to advise you of any subsequent change in law or facts or circumstances which might affect any matter or opinion set forth herein.

Based on the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares, when issued in accordance with the terms of the Depositary Trust Agreement, including the receipt by the Custodian, on behalf of the Trustee, of the consideration required for the issuance of Shares, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Very truly yours,

/S/    CLIFFORD CHANCE US LLP